Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022 and the underlying supplement dated June 27, 2022 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated April 26, 2023 (to the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Barclays Bank PLC – Market-Linked Notes Based on the Value of the S&P 500® Index due June 5, 2028

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms	Payoff Diagram*

Issuer:	Barclays Bank PLC
Underlier:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”)
Pricing date:	May 12, 2023
Original issue date:	May 17, 2023
Valuation date:	May 31, 2028
Maturity date:	June 5, 2028
Payment at maturity:	You will receive on the maturity date a cash payment per note determined as follows: · If the final underlier value is greater than the initial underlier value: the lesser of (a) $1,000 + supplemental redemption amount and
(b) maximum payment at maturity · If the final underlier value is less than or equal to the initial underlier value: $1,000 In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity.
Maximum payment at maturity:	At least $1,512.00 per note (at least 151.20% of the stated principal amount) (to be determined on the pricing date)
Supplemental redemption amount:	$1,000 × underlier return × participation rate
Participation rate:	100%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Initial underlier value:	The closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP / ISIN:	06745M6Y9 / US06745M6Y95
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/ 000095010323006253/dp192760_424b2-4951ms.htm

Payment on the notes is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity*

Underlier Return	Payment at Maturity	Total Return on Notes
100.00%	$1,512.00	51.20%
90.00%	$1,512.00	51.20%
80.00%	$1,512.00	51.20%
70.00%	$1,512.00	51.20%
60.00%	$1,512.00	51.20%
51.20%	$1,512.00	51.20%
50.00%	$1,500.00	50.00%
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
10.00%	$1,100.00	10.00%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-60.00%	$1,000.00	0.00%
-70.00%	$1,000.00	0.00%
-80.00%	$1,000.00	0.00%
-90.00%	$1,000.00	0.00%
-100.00%	$1,000.00	0.00%
* The graph and table above assume a hypothetical maximum payment at maturity of $1,512.00 per note (151.20% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Our estimated value of the notes on the pricing date, based on our internal pricing models, is expected to be between $907.20 and $947.20 per note. The estimated value is expected to be less than the initial issue price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

•	The notes do not pay interest and may not pay more than the stated principal amount.

•	The appreciation potential of the notes is limited by the maximum payment at maturity.

•	Any payment on the notes will be determined based on the closing levels of the underlier on the dates specified.

•	Investing in the notes is not equivalent to investing in the underlier or the securities composing the underlier.

Risks Relating to the Issuer

•	Any payments on the notes are subject to issuer credit risk.

•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	Adjustments to the underlier could adversely affect the value of the notes.

•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the notes.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the notes.

•	We and our affiliates, and any dealer participating in the distribution of the notes, may engage in various activities or make determinations that could materially affect your notes in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	The notes will not be listed on any securities exchange, and secondary trading may be limited.

•	The market price of the notes will be influenced by many unpredictable factors.

•	The estimated value of your notes is expected to be lower than the initial issue price of your notes.

•	The estimated value of your notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.

•	The estimated value of the notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.

•	The estimated value of your notes is not a prediction of the prices at which you may sell your notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your notes and may be lower than the estimated value of your notes.

•	The temporary price at which we may initially buy the notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your notes.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Notes—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.